Exhibit 10.13

Fees to be Paid to the Non-Employee Directors

of

Sealed Air Corporation (the “Corporation”)

2015

Members of the Board of Directors who are not officers or employees of the Corporation or any subsidiary of the Corporation (“non-employee directors”) shall be paid the following directors’ fees in cash, payable quarterly in arrears on or about the first day of the succeeding calendar quarter, which fees shall be in addition to retainers payable to non-employee directors under the Sealed Air Corporation 2002 Stock Plan for Non-Employee Directors:

(i)

for each non-employee director who is designated as chair of the Audit Committee, a fee of Six Thousand Two Hundred Fifty Dollars ($6,250) per calendar quarter for serving as chair, and for each other member of the Audit Committee, a fee of Two Thousand Five Hundred Dollars ($2,500) per calendar quarter for serving as a member;

(ii)

for each non-employee director who is designated as chair of the Nominating and Corporate Governance Committee, a fee of Three Thousand Seven Hundred Fifty Dollars ($3,750) per calendar quarter for serving as chair, and for each other member of the Nominating and Corporate Governance Committee, a fee of One Thousand Eight Hundred Seventy Five Dollars ($1,875) per calendar quarter for serving as a member;

(iii)

for each non-employee director who is designated as chair of the Organization and Compensation Committee, a fee of Five Thousand Dollars ($5,000) per calendar quarter for serving as chair, and for each other member of the Organization and Compensation Committee, a fee of Two Thousand Five Hundred Dollars ($2,500) per calendar quarter for serving as a member;

(iv)

a fee of Two Thousand Dollars ($2,000) per day for special assignments undertaken by a non-employee director at the request of the Board or any committee of the Board or for attending a director education program; and

(v)

meeting fees as approved by the Board of Directors for non-employee directors who serve on any special committee or for attendance at special meetings of the Board of Directors or a committee of the Board of Directors in the event of a major transaction, etc.

The amount of the Annual Retainer (as defined in the Sealed Air Corporation 2002 Stock Plan for Non-Employee Directors) to be paid to the non-employee directors of the Corporation who are elected at the 2015 Annual Meeting of Stockholders is $100,000 payable in shares of Common Stock plus $85,000 payable in cash unless the non-employee director elects payment of the cash portion in shares of Common Stock.

The amount of the Annual Retainer to be paid to the independent Chairman of the Board is $160,000 payable in shares of Common Stock plus $136,000 payable in cash unless the Chairman elects payment of the cash portion in shares of Common Stock.

Under the Sealed Air Corporation Deferred Compensation Plan for Directors, a non-employee director may elect to defer all or part of his or her Annual Retainer until the director retires from the Board. None of the other fees mentioned above are eligible to be deferred.